Exhibit 99.1

Press Release

Pep Boys Continues Profitability Drive with Corporate Restructuring

-- Strategic Infrastructure and Merchandising Investments, Coupled with Store Closings and Workforce Reduction, Position Pep Boys for Continued
Profitability and Growth --


PHILADELPHIA - July 31, 2003 - The Pep Boys - Manny, Moe & Jack (NYSE: "PBY"), the nation's leading automotive aftermarket and service chain, today announced several initiatives, including a corporate restructuring aimed at realigning its business and continuing to improve upon the company's profitability. The restructuring includes 33 store closings (approximately 5% of 629 stores), resulting in a reduction of approximately 700 store employees (approximately 3% of total employees), and a streamlining of the management structure throughout the company, resulting in the reduction of approximately 160 corporate employees. This action, coupled with the company's significant investment this year in merchandising, CRM systems and other store enhancements, are part of Pep Boys' continued plan to drive profitability in the near term and build a solid foundation for long-term growth.

The Company believes today's actions will result in a pre-tax annual operating expense reduction of approximately $11 million. The Company also expects to record a pre-tax charge to earnings of approximately $85 million for its second quarter. The charge to earnings is expected to include a $60 million write down of fixed assets and inventory and $10 million in store closure and severance costs related to today's actions, as well as, a $15 million charge for certain unrelated legal and financing costs and asset impairments.

Today's announcement, which builds on the company's reorganization and profit enhancement plan launched in October 2000, is the first significant initiative under the leadership of new Chief Executive Officer Lawrence Stevenson. Appointed in May of this year, Mr. Stevenson envisions a flatter organization, one that will ultimately be more responsive to, and benefit Pep Boys' customers.

"Since joining the company, I have met with hundreds of employees and customers, while also speaking with shareholders and evaluating competitive store offerings," said Mr. Stevenson. "While Pep Boys continues to enjoy competitive advantages, we recognize that in order to drive profitability and realize our true growth potential, we need to streamline our operations and continue the restructuring we began nearly three years ago."

-more-

Store Closings and Workforce Reduction

The workforce reduction affected approximately 700 store employees (net of approximately 200 store employees that are expected to be reassigned) and 160 corporate employees. Following the restructuring, Pep Boys will operate 596 stores in 36 states and Puerto Rico, and employ over 22,000.

"Closing stores and eliminating positions are decisions that the company does not take lightly," Mr. Stevenson added. "However, in our analysis, we recognized that underperforming stores and multiple organizational layers create inefficiency and exhaust a disproportionate amount of time and resources. In addition, we realized that resources could be better spent by investing in growth stores and markets."

The following is a complete list of stores (by state) that have been closed:

ARIZONA          1      Camelback (Phoenix)
CALIFORNIA      11      El Cerrito; Fairfield; Fremont; Greenback
                        (Citrus Heights); La Verne; Napa; Pittsburg;
                        South Chula Vista; Vacaville; Van Nuys; and Yuba City
FLORIDA          4      Clearwater; Lauderdale Lakes (Lauderdale); Melbourne;
                        and Tyrone Blvd.(St. Petersburg)
GEORGIA          1      Decatur
ILLINOIS         1      Des Plaines
MASSACHUSETTS    1      Worchester West
NEW JERSEY       1      Watchung
NEW YORK         2      East Meadow; and South Huntington (Huntington Station)
NORTH CAROLINA   1      Freedom Drive (Charlotte)
OHIO             1      Colerain (Cincinnati)
PENNSYLVANIA     3      Selinsgrove; Upper Darby; and Williamsport (Loyalsock)
TEXAS            5      Commerce (San Antonio); Dairy Ashford (Houston);
                        East Lancaster (Fort Worth); Mesa (El Paso); and
                        West Oaks Mall (Houston)
VIRGINIA         1      Harrisonburg

About Pep Boys:
Pep Boys has 596 stores and over 6000 service bays in 36 states and Puerto Rico. Along with its vehicle repair and maintenance capabilities, the company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800-PEP-BOYS or by visiting pepboys.com.
###

Certain statements contained herein constitute "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. The word "guidance," "expect," "anticipate," "estimates," "forecasts" and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management's expectations regarding future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company's actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers' ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company's stores, competitive pricing, the location and number of competitors' stores, product and labor costs and the additional factors described in the Company's filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Pep Boys
3111 West Allegheny Avenue
Philadelphia, PA  19132
Internet:http://www.pepboys.com